UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008

NOVA MINING CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-52668	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 Brightwater Crescent Saskatoon, SK	S7J 5H9
(Address of principal executive offices)	(Zip Code)

(306) 373-9092
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 10, 2008, Nova Mining Corporation (the “Company”) accepted the resignation of Terry N. Williams a Director and as the Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Secretary of the Company.

There were no disagreements between Mr. Williams and the Company regarding any matter relating to the Company’s operations, policies or practice. A copy of this Report was provided to Mr. Williams. A copy of the letter received by the Company from Mr. Williams stating that he agrees with the disclosure contained in this Report as it pertains to his resignation is attached as exhibit 17.1 hereto.

On December 10, 2008, the Company’s Board of Directors appointed Andriy Volianuk as a Director and as the Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Secretary of the Company, to hold such offices until his successors are elected at an annual or a special meeting of the shareholders.

On September 5, 2008 Andriy Volianuk was appointed as the President and a member of the Board of Directors of Maximus Exploration Corporation. He resigned all positions with Maximus on October 9, 2008. Since 2000, Mr. Volianuk has owned and operated Volja History College, a private college in Ternopil, Ukraine that teaches the history of Ukraine.

Mr. Volianuk does not currently hold a directorship with any company that has a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940

There are no understandings or arrangements between Mr. Volianuk or any other person pursuant to which Mr. Volianuk was selected as a Director or executive officer. Mr. Volianuk does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a Director or an executive officer.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits

Exhibit	Description of Exhibit
Number

17.1	Letter from Resigning Director, Terry N. Williams

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2008	NOVA MINING CORPORATION

	By:	/s/ Andriy Volianuk
Andriy Volianuk, President & C.E.O.